Exhibit 2.3

RAMCO-GERSHENSON PROPERTIES TRUST

ARTICLES SUPPLEMENTARY CLASSIFYING 2,018,250
7.95% SERIES C CUMULATIVE CONVERTIBLE PREFERRED SHARES OF
BENEFICIAL INTEREST

          RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), certifies to the Maryland State Department of Assessments and Taxation (the “Department”) that:

          FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Company by Article VI of the Company’s Articles of Amendment and Restatement filed with the Department on October 2, 1997, as amended and supplemented (the “Declaration of Trust”), and Title 8 of the Maryland Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”), the Board of Trustees has, at a meeting held on May 20, 2004, adopted resolutions classifying and designating a separate series of authorized but unissued Preferred Shares (as defined in the Declaration of Trust), authorizing the issuance of a maximum of 2,530,000 shares of such series of Preferred Shares and, pursuant to the powers contained in the bylaws of the Company (the “Bylaws”) and the Maryland REIT Law, appointing a committee (the “Pricing Committee”) of the Board of Trustees and delegating to the Pricing Committee, to the fullest extent permitted by Maryland law, the Declaration of Trust and Bylaws of the Company, all powers of the Board of Trustees with respect to designating and setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such series of Preferred Shares and determining the number of shares of such series of Preferred Shares (not in excess of the aforesaid maximum number) to be classified and issued and the price and other terms and conditions upon which shares of such series of Preferred Shares are to be offered, sold and issued.

          SECOND: Pursuant to the authority conferred upon the Pricing Committee as aforesaid, the Pricing Committee has, by unanimous written consent dated May 26, 2004, duly adopted resolutions classifying 2,018,250 authorized but unissued Preferred Shares as the aforesaid series of Preferred Shares, designating the aforesaid series of Preferred Shares as “7.95% Series C Cumulative Convertible Preferred Shares of Beneficial Interest”, setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of such 7.95% Series C Cumulative Convertible Preferred Shares of Beneficial Interest and authorizing the issuance of up to 2,018,250 of such 7.95% Series C Cumulative Convertible Preferred Shares of Beneficial Interest.

          THIRD: The series of Preferred Shares of the Company created by the resolutions duly adopted by the Board of Trustees of the Company and by the Pricing Committee and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions which, upon any restatement of the Declaration of Trust, shall be made a part of Article VI of the Declaration of Trust, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

                    1.          Designation and Number. A series of Preferred Shares, designated as “7.95% Series C Cumulative Convertible Preferred Shares of Beneficial Interest” (the “Series C Preferred Shares”), is hereby established. The number of Series C Preferred Shares shall be 2,018,250.

                    2.          Maturity. The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

                    3.          Rank. The Series C Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to any other class or series of shares of beneficial interest of the Company other than any class or series referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the 9.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company (“Series B Preferred Shares”), and with any other class or series of shares of beneficial interest issued in the future by the Company the terms of which specifically provide that such class or series of shares of beneficial interest rank on a parity with the Series C Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all existing and future indebtedness of the Company and to any class or series of shares of beneficial interest of the Company issued in the future by the Company the terms of which specifically provide that such class or series of shares of beneficial interest rank senior to the Series C Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Company. Debt securities of the Company which are convertible or exchangeable for shares of beneficial interest of the Company or any other debt securities of the Company shall not constitute a class or series of shares of beneficial interest of the Company.

                    4.          Dividends.

                              (a) Holders of the Series C Preferred Shares are entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends in an amount per share equal to the greater of (i) cash dividends at the rate of 7.95% per annum of the Liquidation Preference (as defined below) (equivalent to the annual rate of $2.26575 per share of the Series C Preferred Shares), or (ii) the cash distributions (determined on each of the Dividend Payment Dates (as hereinafter defined)) paid on the Common Shares (as defined in the Declaration of Trust) into which one Series C Preferred Share is convertible pursuant to Section 8 below (which shall be equal to the number of Common Shares, or portion thereof, into which a Series C Preferred Share is convertible, multiplied by the most current quarterly distribution per share on the Common Shares as of, or prior to, the applicable Dividend Payment Date). Dividends on the Series C Preferred Shares (or portion thereof) shall be cumulative from (but shall not include) the date of original issue and shall be payable quarterly in arrears on or before the 1st day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). The first dividend, which will be paid on July 1, 2004, will be for less than a full quarter and will reflect dividends accumulated from (but excluding) the date of original issue through, and including, June 30, 2004. Such dividend and any dividend payable on the Series C Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the shareholder records of the Company at the close of business on the applicable record date, which shall be such date designated by the Board of Trustees of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding any provision to the contrary contained herein, each of the outstanding Series C Preferred Shares shall be entitled to receive, and shall receive, a dividend with respect to each Dividend Record Date equal to the dividend paid with respect to each of the other Series C Preferred Shares which are outstanding on such Dividend Record Date.

                              (b) No dividends on the Series C Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to the Company’s indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                              (c) Notwithstanding the foregoing, dividends on the Series C Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Shares will not bear interest and holders of the Series C Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any Common Shares, any Series B Preferred Shares or any Preferred Shares of any other series ranking, as to dividends, on a parity with or junior to the Series C Preferred Shares (other than a dividend in the Company’s Common Shares or in shares of any other class or series of shares of beneficial interest of the Company ranking junior to the Series C Preferred Shares as to dividends and upon liquidation) for any period, nor will the Company redeem, purchase or otherwise acquire for consideration, or make any other distribution of cash or other property, directly or indirectly, or pay or make available any monies for a sinking fund for the redemption of any of the Common Shares, the Series B Preferred Shares or any other shares of beneficial interest ranking on a parity with or junior to the Series C Preferred Shares as to dividends or upon liquidation (except by conversion into or exchange for other shares of beneficial interest ranking junior to the Series C Preferred Shares as to dividends and upon liquidation, and except where, in accordance with certain provisions of the Declaration of Trust, Series C Preferred Shares owned by a shareholder in excess of the Ownership Limit (as defined in Article VII of the Declaration of Trust) will be transferred to a Charitable Trust (as defined in Article VII of the Declaration of Trust) and may be purchased by the Company under certain circumstances) unless full cumulative dividends on the Series C Preferred Shares for all past dividend periods and the then current dividend period have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment. When dividends are not paid in full for all such dividend periods (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares, the Series B Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series C Preferred Shares, all dividends declared upon the Series C Preferred Shares, the Series B Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series C Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Shares, the Series B Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Shares, the Series B Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such other series of Preferred Shares does not have a cumulative dividend) bear to each other.

                              (d) Holders of the Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series C Preferred Shares as provided above. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

                    5.          Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series C Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $28.50 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), but without interest, before any distribution of assets or payment is made to holders of Common Shares or any other class or series of shares of beneficial interest of the Company that ranks junior to the Series C Preferred Shares as to liquidation rights. If, upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the Company’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Shares and the corresponding amounts payable on the Series B Preferred Shares and all other classes or series of shares of beneficial interest of the Company ranking on a parity with the Series C Preferred Shares in the distribution of assets, then the holders of the Series C Preferred Shares, the Series B Preferred Shares and all other classes or series of shares of beneficial interest ranking on a parity with the Series C Preferred Shares will share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The Company shall provide to the holders of Series C Preferred Shares written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends, to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of the Company or otherwise is permitted under the Maryland law, no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Company’s shares whose preferential rights upon dissolution are superior to those receiving the distribution.

                    6.          Redemption.

                              (a) The Series C Preferred Shares are not redeemable prior to June 1, 2007, except as provided in Article VII of the Declaration of Trust. On or after June 1, 2007 and before June 1, 2009, the Company, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series C Preferred Shares, in whole or in part, at any time or from time to time, if such notice is given within 15 trading days of the end of any 30 day period in which the closing price of the Common Shares of the Company on the New York Stock Exchange, Inc. equals or exceeds 125% of the applicable Conversion Price (as defined in Section 8 below) for 20 out of 30 consecutive trading days, for cash at a redemption price of $28.50 per share, plus accrued and unpaid dividends to the date fixed for redemption, without interest. On or after June 1, 2009, the Company, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series C Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $28.50 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. Holders of Series C Preferred Shares to be redeemed shall surrender such Series C Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series C Preferred Shares has been given, (ii) the funds necessary for such redemption have been irrevocably set aside by the Company (and, if the date fixed for redemption falls after a Dividend Record Date but prior to the corresponding Dividend Payment Date, the funds necessary to pay the dividends payable on such Dividend Payment Date have been irrevocably set aside by the Company) in trust for the benefit of the holders of any shares of Series C Preferred Shares so called for redemption and (iii) the Company has given irrevocable instructions to pay such redemption price, and if applicable, such dividends, then from and after the redemption date dividends will cease to accrue on such shares of Series C Preferred Shares, such shares of Series C Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption, without interest. If less than all of the outstanding Series C

Preferred Shares are to be redeemed, the Series C Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot or any other equitable method determined by the Company.

                              (b) Unless full cumulative dividends on all Series C Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all dividend periods ending prior to or on the most recent past Dividend Payment Date, no Series C Preferred Shares shall be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series C Preferred Shares (except by exchange for shares of the Company ranking junior to the Series C Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of shares held in a Charitable Trust in order to ensure that the Company continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase Series C Preferred Shares in public or private transactions duly authorized by the Board of Trustees and effected in compliance with applicable laws.

                              (c) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Shares to be redeemed at their respective addresses as they appear on the shareholder records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the sufficiency of the notice or the validity of the proceedings for the redemption of any Series C Preferred Shares except as to the holder to whom notice was defective or not given. A redemption notice will be conclusively presumed to have been duly given on the date mailed, whether or not the holder actually receives the redemption notice. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series C Preferred Shares to be redeemed; (iv) the place or places where the Series C Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series C Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series C Preferred Shares held by such holder to be redeemed.

                              (d) If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series C Preferred Shares at the close of business of such Dividend Record Date will be entitled to the dividend payable on the Series C Preferred Shares held by such holder on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above and, except to the extent the redemption price includes all accrued and unpaid dividends, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on the Series C Preferred Shares for which a notice of redemption has been given.

                              (e) All Series C Preferred Shares redeemed or repurchased pursuant to this Section 6 will be restored to the status of authorized but unissued and unclassified Preferred Shares.

                    7.          Voting Rights.

                              (a) Holders of the Series C Preferred Shares will not have any voting rights, except as set forth below.

                              (b) Whenever dividends on any Series C Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the number of trustees then constituting the Board of Trustees shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)). The holders of Series C Preferred Shares (voting separately as a class with all other series of Preferred Shares ranking on a parity with the Series C Preferred Shares as to dividends or upon liquidation including, but not limited to, the Series B Preferred Shares (“Parity Preferred”) upon which like voting rights have been conferred and are exercisable) will be entitled to vote, in order to fill the vacancies thereby created, for the election of a total of two additional trustees of the Company (the “Preferred Share Trustees”) at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Shares and shares of Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the trustees of the Company are divided into classes, each such vacancy shall be apportioned among the classes of trustees to prevent stacking in any one class and to insure that the number of trustees in each of the classes of trustees, are as equal as possible. Each Preferred Share Trustee, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Trustees of the Company a duly executed, valid, binding and enforceable letter of resignation from the Board of Trustees, to be effective upon the date upon which all dividends accumulated on the Series C Preferred Shares and shares of Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Preferred Share Trustees by the holders of the Series C Preferred Shares and any shares of Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of trustees then constituting the Board of Trustees shall be reduced accordingly. A quorum for any such meeting shall exist if at least a majority of the holders of the outstanding Series C Preferred Shares and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Share Trustees shall be elected upon the affirmative vote of a plurality of the Series C Preferred Shares and shares of such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Shares and shares of Parity Preferred shall have been paid in full or declared and set aside for payment in full, the holders of the Series C Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate. Any Preferred Share Trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of the holders of record of a majority of the outstanding shares of the Series C Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustees remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the holders of the outstanding Series C Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

                              (c) So long as any Series C Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of two-thirds of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (with the

Series C Preferred Shares voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Company or reclassify any of the authorized shares of beneficial interest of the Company into such shares of beneficial interest, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of beneficial interest; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or these Articles Supplementary, whether by merger, consolidation, transfer or conveyance of substantially all of the assets of the Company or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; except that with respect to the occurrence of any of the events described in (ii) above, so long as the Series C Preferred Shares (or any equivalent class or series of shares issued by the surviving entity in any merger or consolidation to which the Company became a party) remain outstanding with the terms of the Series C Preferred Shares materially unchanged, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series C Preferred Shares and except that (A) any increase in amount of the authorized Series C Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (B) any increase in the number of authorized Series C Preferred Shares or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                              (d) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all of the outstanding Series C Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                              (e) Any matter on which the Series C Preferred Shares may vote (as expressly provided herein), each Series C Preferred Share shall be entitled to one vote; provided, however, that when any other class or series of shares of beneficial interest of the Company, including the Series B Preferred Shares, shall have the right to vote with the Series C Preferred Shares as a single class on any matter, the Series C Preferred Shares and such other class or series shall have with respect to such matters, one vote per each $28.50 of stated liquidation preference.

                              (f) Except as expressly stated herein, the Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series C Preferred Shares.

                     8.          Conversion. The holders of the Series C Preferred Shares shall have optional conversion rights as follows:

                              (a) Subject to and upon compliance with the provisions of this Section 8, the holder of any Series C Preferred Shares shall have the right, at the holder’s option, at any time, to convert the shares into a number of fully paid and non-assessable Common Shares (calculated as to each conversion to the nearest l/100th of a share) equal to the aggregate Liquidation Preference (as defined in Section 5 above) of all of the shares surrendered for conversion divided by the Conversion Price (as defined in Section 8(d) below) by surrendering the shares to be converted, in the manner provided in Section 8(b) below.

                              (b) (i) In order to exercise the conversion option, the holder of each of the Series C Preferred Shares to be converted shall deliver the certificate representing such shares together with written notice of conversion and a proper assignment of such certificates in blank to the office or agency to be maintained by the Company for that purpose. Unless the shares issuable on conversion are to be issued in the same name as the name in which the converted Series C Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or his duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax.

                                        (ii)      The holders of Series C Preferred Shares who convert and whose conversion is deemed effective before the close of business on a Dividend Record Date shall not be entitled to receive any portion of the dividend payable on those Series C Preferred Shares on the corresponding Dividend Payment Date notwithstanding the conversion of the shares on the Dividend Record Date and prior to such Dividend Payment Date but will, however, be entitled to receive the entire corresponding dividend payable, if any, on the Common Shares issuable upon conversion provided that any conversion of Series C Preferred Shares becomes effective prior to the close of business on the record date for such dividend payable on such Common Shares. The holders of Series C Preferred Shares on a Dividend Record Date who (or whose transferees) convert any of those shares after the Dividend Record Date will receive the dividend payable by the Company on those Series C Preferred Shares on the Dividend Payment Date. Except as provided above, the Company shall make no payment or adjustment for accrued and unpaid dividends on Series C Preferred Shares, whether or not in arrears, on conversion of those shares or for dividends on the Common Shares issued upon the conversion.

                                        (iii)     As promptly as practicable after the surrender by a holder of the certificates for Series C Preferred Shares in accordance with this Section 8(b), the Company shall issue and shall deliver at the office or agency referred to in Section 8(b)(i) to the holder, or on his written order, a certificate or certificates for the number of Common Shares issuable upon the conversion of those shares in accordance with the provisions of this Section 8, and any fractional interest in respect of any Common Shares arising upon the conversion shall be settled as provided in Section 8(c) below.

                                        (iv)     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which all of the conditions specified in Section 8(b)(i) above shall have been satisfied, and, the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented by those certificates at such time on such date and such conversion shall be at the Conversion Price (as defined in Section 8(d) below) in effect at such time on such date, unless the share transfer books of the Company shall be closed on the date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which all of the conditions specified in Section 8(b)(i) above shall have been satisfied. All Common Shares delivered upon conversion of the Series C Preferred Shares will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges created by or through the Company or any of its subsidiaries and not subject to any preemptive rights. Upon the surrender of certificates representing Series C Preferred Shares to be converted, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except the right to receive the Common Shares or other securities, cash or other assets as herein provided.

                                        (v)     If any holder of Series C Preferred Shares exercises such holder’s conversion rights under this Section 8 with respect to any Series C Preferred Shares subsequent to the Company issuing a notice of redemption pursuant to Section 6 above with respect to such shares, such conversion must be deemed effective as provided in Section 8(b)(iv) above at least 10 days prior to the redemption date set forth in the Company’s notice of redemption, or such exercise will be of no effect and the shares in question will be redeemed pursuant to the notice of redemption.

                              (c) No fractional shares or securities representing fractional Common Shares shall be issued upon conversion of Series C Preferred Shares. Any fractional interest in a Common Share resulting from conversion of a Series C Preferred Share shall be paid in cash (computed to the nearest cent) based on the Current Market Price (as defined in Section 8(d)(iv) below) of the Common Shares on the Trading Day (as defined in Section 8(d)(iv) below) next preceding the day of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon the conversion shall be computed on the basis of the aggregate Liquidation Preference of the Series C Preferred Shares so surrendered.

                              (d) The “Conversion Price” per share of Common Shares shall be $28.50, subject to adjustment from time to time as follows:

                                        (i)     In case the Company shall (A) pay a dividend or make a distribution on any class or series of shares of beneficial interest in the form of its Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, or (C) combine its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of any Series C Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares of the Company which he would have owned or have been entitled to receive after the happening of such event had the share been converted immediately prior to the happening of such event. An adjustment made pursuant to this Section 8(d)(i) shall become effective immediately after the record date in the case of a dividend or distribution except as provided in Section 8(d)(vii) below, and shall become effective immediately after the effective date in the case of subdivision or combination. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted.

                                        (ii)     In case the Company shall issue rights or warrants to all or substantially all holders of its Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than the Current Market Price (as defined in Section 8(d)(iv) below) of the Common Shares at the record date for the determination of shareholders entitled to receive the rights or warrants, the Conversion Price in effect immediately prior to the issuance of such rights or warrants shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of the rights or warrants by a fraction of which the numerator shall be the number of shares of Common Shares outstanding on the date of issuance of the rights or warrants plus the number of shares of Common Shares which the aggregate offering price of the total number of shares of Common Shares so offered for subscription or purchase would purchase at the Current Market Price at that record date, and of which the denominator shall be the number of shares of Common Shares outstanding on the date of issuance of the rights or warrants plus the number of additional Common Shares offered for subscription or purchase. The adjustment provided for in this Section 8(d)(ii) shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately, except as provided in Section 8(d)(vii) below after such record date. In determining whether any rights or warrants entitle the holders of the Common Shares to subscribe for or purchase Common Shares at less than the Current Market Price, and in determining the aggregate offering price of the Common Shares so offered, there shall be taken into account any consideration received by the Company for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Trustees (whose determination, if made in good faith, shall be conclusive). If any or all of such rights or warrants are not so issued or expired or terminate without having been exercised, the Conversion Price then effect shall be appropriately readjusted.

                                        (iii)     In case the Company shall distribute to all or substantially all holders of its Common Shares, cash, any shares of the Company (other than Common Shares) or evidences of indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions covered by Sections 8(d)(i) and (ii) above and excluding Permitted Common Share Cash Distributions (as defined below)) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in Section 8(d)(ii) above) then, in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of the distribution by a fraction of which the numerator shall be the Current Market Price of the Common Shares on the record date mentioned below less the then fair market value (as determined by the Board of Trustees, whose determination, if made in good faith, shall be conclusive) of the proportion of the shares or assets or evidences of indebtedness so distributed, or of, the rights or warrants so distributed, with respect to one Common Share, and of which the denominator shall be the Current Market Price of the Common Shares on the record date. If any such distribution is not made or if any or all of such rights or warrants expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted. “Permitted Common Share Cash Distributions” means cash dividends and distributions paid with respect to the Common Shares in the ordinary course of the Company’s business as determined by the Board of Trustees in good faith and not in excess of the shareholders’ equity of the Company.

                                        (iv)     For the purpose of any computation under Sections 8(d)(ii) and 8(d)(iii) above, the “Current Market Price” of the Common Shares at any date shall be the average of the last reported sale prices per share for the ten consecutive Trading Days (as defined below) preceding the date of such computation. The last reported sale price for each day shall be (A) if the Common Shares are listed or admitted for trading on any national securities exchange, the last sale price, or the closing bid price if no sale occurred that day, of the Common Shares on the principal securities exchange on which the Common Shares are listed, or (B) the last reported sale price of the Common Shares on the Nasdaq Stock Market’s National Market (the “Nasdaq National Market”), or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (C) if not listed or quoted as described in clauses (A) or (B), the mean between the high bid and low asked quotations for the Common Shares as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Shares on at least five of the ten preceding days. If the Common Shares are quoted on a national securities or central market system, in lieu of a market or quotation system described above, the last reported sale price shall be determined in the manner set forth in clause (C) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (A) of the preceding sentence if actual transactions are reported. If none of the conditions set forth above are met, the last reported sale price of the Common Shares on any day or the average of such last reported sale prices for any period shall be the fair market value of such class of shares as determined by a member firm of the New York Stock Exchange, Inc. selected by the Company. As used herein the term “Trading Days” means (x) if the Common Shares are listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business, (y) if the Common Shares are quoted on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system, or (z) if not quoted as described in clauses (x) or (y), days on which quotations are reported by the National Quotation Bureau Incorporated.

                                        (v)     No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this Section 8(d)(v) are not required to be made shall be carried forward and take into account in any subsequent adjustment; and provided, further, that adjustment shall be required and made in accordance with the provisions of this Section 8 (other than this Section 8(d)(v)) not later than such time as may be required in order to preserve the tax free nature of a distribution to the holders of the Common Shares which would otherwise require an adjustment to be made pursuant this Section 8(d). All calculations under this Section 8 shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Anything in this Section 8(d) to the contrary notwithstanding, the Company shall be entitled (but under no obligation) to (A) make such reductions in the Conversion Price, in addition to those required by this Section 8(d), as it in its discretion shall determine to be advisable in order that any share dividend, subdivision or combination of shares, distribution of shares or rights or warrants to purchase shares or securities, or distributions of evidences of indebtedness or assets (other than cash dividends or distributions paid from retained earnings) hereinafter made by the Company to its shareholders shall be a tax free distribution for federal income tax purposes; and (B) make such adjustments to the Conversion Price, in lieu of any adjustments otherwise required by this Section 8(d), or not make any adjustments otherwise required by this Section 8(d), as the Board of Trustees determines is necessary, based on the written advice of counsel, in order to preserve the Company’s status as a real estate investment trust for federal income tax purposes.

                                        (vi)     Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly file with the conversion agent an officers’ certificate setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment. Promptly after delivery of the certificate, the Company shall prepare a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Conversion Price to the holder of each of the Series C Preferred Shares at his or her last address as shown on the books of the Company.

                                        (vii)     In any case in which this Section 8(d) provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of the event (i) issuing to the holder of any Series C Preferred Share converted after the record date and before the occurrence of the event the additional shares of Common Shares issuable upon the conversion by reason of the adjustment required by the event over and above the Common Shares issuable upon such conversion before giving effect to the adjustment and (ii) paying to the holder any amount in cash in lieu of any fractional share pursuant to Section 8(c) above.

                              (e) If:

                                        (i)     the Company shall declare a dividend (or any other distribution) on the Common Shares (other than in the ordinary course of business (as determined by the Board of Trustees in good faith) and in excess of the shareholders’ equity of the Company); or

                                        (ii)     the Company shall authorize the granting to all of the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                                        (iii)     there shall be any reclassification of the Common Shares (other than a subdivision or combination of the outstanding Common Shares and other than a change in the par value, or from par value to no par value, or from no par value to par value), or any consolidation, merger, or statutory share exchange to which the Company is a party and for which approval of any shareholders of the Company is required, or any sale or transfer of all or substantially all the assets of the Company; or

                                        (iv)     there shall be a voluntary or an involuntary dissolution, liquidation or winding up of the Company;

then, the Company shall cause to be filed with the conversion agent, and shall cause to be mailed to the holders of the Series C Preferred Shares at their addresses as shown on the books of the Company, at least 15 days prior to the applicable date hereinafter specified in (A) or (B) below as applicable, a notice stating (A) the date on which a record is to be taken for the purpose of the dividend distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to the dividend, distribution or rights or warrants are to be determined or (B) the date on which the reclassification, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon the reclassification, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice shall not affect the legality or validity of the proceedings described in this Section 8(e).

                              (f) (i) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares for the purpose of effecting conversions of the Series C Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series C Preferred Shares not theretofore converted. For purposes of this Section 8(f), the number of Common Shares which shall be deliverable upon the conversion of all outstanding Series C Preferred Shares shall be computed as if at the time of computation all the outstanding shares were held by a single holder.

                                        (ii)     Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the Common Shares deliverable upon conversion of the Series C Preferred Shares, the Company will take any Company action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Common Shares at the adjusted Conversion Price.

                                        (iii)     The Company will list the Common Shares required to be delivered upon conversion of the Series C Preferred Shares, prior to the delivery, upon each national securities exchange, the Nasdaq National Market or any similar system of automated dissemination of securities prices, if any, upon which the outstanding Common Shares are listed or accepted for quotation at the time of delivery.

                                        (iv)     Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series C Preferred Shares, the Company will endeavor, in good faith and as expeditiously as possible, to comply with all federal and state laws and regulations thereunder requiring the registration of those securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                              (g) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares on conversion of the Series C Preferred Shares pursuant hereto provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Shares in a name other than that of the holder of the Series C Preferred Shares to be converted and no such issue or delivery shall be made unless and until the person requesting the issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

                              (h) In the event the Company shall (x) effect any capital reorganization or reclassification of its shares or (y) consolidate or merge with or into any other company (other than a consolidation or merger in which the Company is the surviving Company and each Common Share outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or (z) sell, lease or transfer substantially all of its assets to any other person or entity for a consideration consisting in whole or in part of equity securities of such other Company, the holders of the Series C Preferred Shares shall, receive upon conversion thereof, in lieu of each Common Share into which the Series C Preferred Shares would have been convertible prior to such transaction, the same kind and number of shares and other securities, cash or property as such holder would have been entitled to receive upon such transaction if such holder had held the Common Shares issuable upon conversion of the Series C Preferred Shares immediately prior to such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

                    9.          Limit on Ownership of Series C Preferred Shares. The Series C Preferred Shares shall be subject to the applicable Ownership Limit and other provisions of Article VII of the Declaration of Trust of the Company and to the following additional provisions set forth herein. Subject to the authority of the Board of Trustees set forth in said Article VII, the Ownership Limit applicable to the Series C Preferred Shares shall be the number of shares of Series C Preferred Shares that is equal to 9.8% of the then outstanding Series C Preferred Shares or, if fewer, the number of Series C Preferred Shares that, if then converted by the holder into shares of Common Shares as provided in Section 8, would make such holder or any other person the owner of a number of Common Shares that would exceed the Ownership Limit applicable to Common Shares as set forth in Section 7.1 of the Declaration of Trust of the Company.

          FOURTH: The Series C Preferred Shares have been classified and designated by the Board of Trustees of the Company under the authority contained in the Declaration of Trust.

          FIFTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

          SIXTH: The undersigned President and Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Corporate Secretary on this 31st day of May, 2004.

ATTEST:	RAMCO-GERSHENSON PROPERTIES TRUST

/s/ Richard D. Gershenson	By: /s/ Dennis E. Gershenson(SEAL)
Richard D. Gershenson Secretary	Dennis E. Gershenson President and Chief Executive Officer

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